MFS VARIABLE INSURANCE TRUST

As of June 30, 2003, the following entity beneficially owned more than 25% of any one series' voting securities, thereby becoming a controlling entity of such series:


SERIES                 OWNER AND ADDRESS                        OWNED

                        OF ENTIRE FUND

MFS Value Series       Prudential Toli Alabama Power            8.71%
(Initial Class)        290 W. Mount Pleasant Ave.
                       Livingston, NJ  07039-2747

As of June 30, 2003, the following entity no longer beneficially owned more than 25% of any one series' voting securities, thereby ceasing to be a controlling entity of such series:

MFS Research Series (Initial Class)            Merrill Lynch Life Insurance Co.